Exhibit 99.1


              Ibis Technology to Participate in CIBC World Markets
                     Communications & Technology Conference

    DANVERS, Mass.--(BUSINESS WIRE)--June 1, 2004--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment and SIMOX-SOI wafers to the worldwide semiconductor industry, today announced the company's participation in the CIBC World Markets Communications & Technology Food Chain Conference in New York City.
    The CIBC Conference will take place on June 7-8 at The Plaza Hotel. Ibis Technology is scheduled to present on Tuesday, June 8 at 9:45 a.m. Martin J. Reid, president and chief executive officer, and William J. Schmidt, chief financial officer, will be presenting for Ibis Technology.
    The CIBC World Markets Communications & Technology Food Chain Conference will provide institutional investors with the valuable insights of approximately 130 public companies in order to discover the leading companies and sectors best poised to capitalize on the industry's changes. Presenting companies will span the entire food chain from communications services and components, hardware, and data infrastructure to semiconductors, electronics capital equipment, flat panel display and manufacturing services.
    Additional information about the conference is available on the CIBC website at http://www.cibcwm.com/conferences/tech04/index.html.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. The company is also a leading producer of SIMOX-SOI wafers. Headquartered in Danvers, Massachusetts, the company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

    CONTACT: Company Contact:
             Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
                 or
             IR Agency Contact:
             Bill Monigle Associates
             Bill Monigle, 603-424-1184